Exhibit 16

PricewaterhouseCoopers LLP Two Warren Place 6120 South Yale Avenue, Suite 1850 Tulsa OK 74136 Telephone (918) 524 1200 Facsimile (918) 524 1300

May 12, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by SemGroup Corporation, formerly known as SemGroup, L.P. (copy attached) which were filed with the Securities and Exchange Commission, pursuant to Item 14 of Form 10, as part of the Form 10 of SemGroup Corporation, formerly known as SemGroup, L.P., on May 6, 2010. We agree with the statements concerning our Firm in such Form 10.

Very truly yours,

PricewaterhouseCoopers LLP

Item 14.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

Former Independent Registered Public Accounting Firm

On September 29, 2008, PricewaterhouseCoopers LLP (“PwC”) resigned as the independent registered public accounting firm for SemGroup Corporation, formerly known as SemGroup, L.P. (the “Company”).

The reports of PwC on the financial statements of the Company as of and for the years ended December 31, 2006 and 2007 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2006 and 2007, and through September 29, 2008, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years. However, as of September 29, 2008, the court in the Company’s ongoing bankruptcy proceedings had authorized the appointment of an examiner to investigate various matters, including matters related to the fiscal years ended December 31, 2006 and 2007. In July 2009, management of the Company advised PwC that in connection with its proposed plan of reorganization, management intended for persons to rely on the Company’s financial statements for the year ended December 31, 2007. Accordingly, on July 22, 2009 PwC informed management of the Company that PwC’s audit report dated March 28, 2008 should no longer be associated with the Company’s consolidated financial statements as of and for the years ended December 31, 2006 and 2007 as a result of matters raised in the investigation report dated April 15, 2009 filed by the court-appointed examiner in connection with the Company’s ongoing bankruptcy proceedings.

During the fiscal years ended December 31, 2006 and 2007, and through September 29, 2008, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except as noted in the next paragraph.

In connection with the audit of the Company’s financial statements as of and for the year ended December 31, 2006, PwC communicated to the Company’s management a material weakness in the Company’s internal control over financial reporting. A “material weakness” is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected. In connection with the Company’s financial close process, the growth in scope and complexity of the Company’s operations increased the difficulty in completing financial statements on a timely basis and allowing sufficient time for appropriate supervisory review of the financial results. As a result, adjustments to the financial statements were not identified prior to audit. This material weakness was subsequently resolved.

The Company has requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter will be filed as Exhibit 16 in an amendment to this registration statement.

Current Independent Registered Public Accounting Firm

We first engaged BDO Seidman, LLP (“BDO”) on December 3, 2008, to audit our consolidated balance sheet at December 31, 2008, and the consolidated statements of operations and comprehensive income, changes in partners’ capital and cash flows for the year then ending. We did not consult with BDO during the years ended December 31, 2007 and 2006 and the subsequent interim period prior to December 3, 2008 regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us nor oral advice was provided that BDO concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a “reportable event,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

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We later engaged BDO to audit our consolidated balance sheets at December 31, 2009 and 2008, and the consolidated statements of operations and comprehensive income, owners’ equity and cash flows for the three years ended December 31, 2009. These financial statements, along with BDO’s audit report thereon, are included in this registration statement following the signature page to this registration statement beginning on page F-1.

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